Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Yardville National Bancorp:

We consent to the incorporation by reference in the registration statement on Form S-4 of The PNC Financial Services Group, Inc. of our report dated March 30, 2007 with respect to the consolidated statements of condition of Yardville National Bancorp and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 Annual Report on Form10-K of Yardville National Bancorp, which is incorporated by reference in The PNC Financial Services Group, Inc.’s registration statement on Form S-4, and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.

Our report dated March 30, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, expresses our opinion that Yardville National Bancorp and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2006 because the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that there were ineffective policies and procedures related to the loan risk rating process by loan officers. Specifically, the Company’s policies and procedures did not provide for effective updating of risk ratings on seasoned loans and there was ineffective monitoring and review by credit risk review personnel to identify and resolve discrepancies in risk ratings on seasoned loans as compared to the Company’s standard risk rating matrix. This deficiency resulted in material misstatements in the Company’s allowance for loan losses and provision for loan losses in the preliminary 2006 consolidated financial statements, and resulted in more than a remote likelihood that a material misstatement of the Company’s annual or interim consolidated financial statements would not be prevented or detected.

/s/    KPMG LLP

Short Hills, New Jersey

July 18, 2007